Exhibit 99.1

  Metromedia International Group Inc. Announces Appointment of New Independent
                  Director to the Company's Board Of Directors

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Oct. 10, 2006--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: (PINK SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, today announced that the Board of Directors of the Company has temporarily expanded the size of the Board and appointed William F. Harley III to the Board as an independent Class I Director with a term expiring at the upcoming annual meeting of stockholders scheduled for December 15, 2006.

    Mr. Harley has been included in a slate of five individuals nominated by Esopus Creek Capital, a stockholder of the Company, to stand for election to the Company's Board at the upcoming annual stockholders meeting scheduled for December 15, 2006. As a gesture of good faith and transparency on the part of the Company, the Board has agreed to temporarily expand the size of the Board to ten members and place Mr. Harley (one of the Esopus nominees) on the Board immediately.

    The Company's Chairman and Chief Executive Officer Mark Hauf said, "Mickey is a respected and entrepreneurial business leader, and I believe our Board and shareholders will benefit from his insight and experience."

    Concerning his appointment to the Company's Board, Mr. Harley commented: "I am pleased with the Board's willingness to invite me to join the Board to help provide an open-minded and objective perspective as the Board navigates through the complex tasks ahead. Joining the Board today will provide me with valuable insight into the process that led to the recently announced letter of intent in respect of the sale of the Company's remaining assets and the Company's planned next steps. Notwithstanding my agreement to serve as one of the Esopus Creek nominees, I am approaching the upcoming board election with an open mind and am not legally committed to vote for any particular nominees."

    Mr. Harley, age 43, is Co-Portfolio Manger and Chief Investment Officer of Mellon HBV Alternative Strategies LLC ("Mellon HBV"), an investment advisor and beneficial owner of 7,907,610 shares of Company common stock, and is principally responsible for the investment decisions for Mellon HBV. Mr. Harley graduated with a Masters in public and private management from Yale University's School of Management in 1990 and with a Bachelor of Science degree in chemical engineering and a Bachelor of Arts degree in economics from Yale in 1986.

    In connection with the election of Mr. Harley to the Board of Directors of the Company, the Board of Directors has temporarily increased and fixed the number of directors of the Company at ten pursuant to the terms of the Company's restated by-laws, two of whom are representatives of the preferred stockholders of the Company elected to the Board in June 2004 pursuant to an agreement with certain holders of the Company's 7.25% cumulative convertible preferred stock to address the right of holders of the Company's preferred stock to place two members on the Board of Directors in certain circumstances. At the upcoming annual meeting of stockholders of the Company scheduled for December 15, 2006 for the election of directors, the Board of Directors will be reduced to nine members, all of whom will be up for election, and the holders of the Company's preferred stock will have the right to vote separately as a class for the election of two of the nine director positions.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

    This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the election of the Company's Board of Directors and the upcoming annual meeting of Company stockholders scheduled for December 15, 2006. Various factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9,
2005, March 23, 2005, April 19, 2005, April 20, 2005, June 7, 2005,
June 17, 2005, July 12, 2005, July 18, 2005, July 25, 2005, July 28,
2005, August 3, 2005, August 10, 2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17,
2006, May 11, 2006, May 18, 2006, June 26, 2006, July 14, 2006, August
8, 2006, August 15, 2006, August 22, 2006, September 27, 2006 and
October 2, 2006). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Chief Financial Officer and Treasurer:
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com